Report of Independent Accountants

To the Board of Trustees and Shareholders of Monterey Mutual Fund

In planning and performing our audits of the financial statements of the PIA Short-Term Government Securities
Fund, the PIA Total Return Bond Fund, and the PIA Equity
Fund series of Monterey Mutual Fund (the "Fund") for the year ended November 30, 2001, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-
SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted the following matters involving internal control and its operation that we consider to be a material weakness as defined above.
These conditions were considered in determining the nature, timing, and extent of the procedures to be performed in our audit of the financial statements of the Monterey Mutual
Fund for the year ended November 30, 2001, and this report does not affect our report thereon report dated March 20, 2002. Insufficient supervision and review, inadequate communication between fund accounting, the transfer agent and the custodian, and inadequate critical accounting routines resulted in untimely resolution of cash reconciling items; untimely resolution of asset reconciliations; and untimely resolution of transfer agent capital stock reconciling items. In addition, certain account journals and account sub-ledgers did not support general ledger balances.
This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



/s/ PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York
March 20, 2002


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